DLA Piper llp (us)
2000 University Avenue
East Palo Alto, California 94303-2214
www.dlapiper.com
T 650.833.2000
F 650.833.2001

September 8, 2015

GoChip Inc.

275 Airpark Boulevard, Suite 100

Chico, California 95973

Re: Regulation A Offering Statement on Form 1-A (Offering File No. 024-10463)

Ladies and Gentlemen:

We have acted as counsel to GoChip Inc., a California corporation (the “Company”), in connection with the proposed issuance and sale of those certain shares (the “Offering”) of the Company’s newly issued Class B Common Stock (the “Shares”), as set forth in the Company’s Regulation A offering statement (Offering File No. 024-10463) on Form 1-A (as amended and supplemented from time to time, the “Offering Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). Our representation of the Company in connection with the Offering has been limited solely to the rendering of this legal opinion.

This opinion is being furnished in accordance with the requirements of Item 17, Section 12 of Form 1-A.

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Offering Statement; (b) the Amended and Restated Articles of Incorporation of the Company, as amended to date; (c) the Bylaws of the Company; (d) certain resolutions of the Board of Directors of the Company; (e) certain resolutions of the shareholders of the Company; and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the California General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

We express no opinion other than as to the federal laws of the United States of America and the laws of the State of California.

On the basis of the foregoing, we are of the opinion that the Shares, when issued, sold and delivered in accordance with pursuant to the terms of the Offering Statement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Offering Statement.

Very truly yours,

/s/ DLA Piper LLP (US)
DLA Piper LLP (US)